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                                                                   EXHIBIT 10.12

                                Green Mountain

                               February 5, 1999

Mr. Dennis Crumpler:

This term sheet sets forth the agreement between you and Green Mountain.

Position:  Mr. Crumpler will be a member of the Board of Directors of Green
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Mountain, serving as Vice Chairman and as an independent consultant providing such consulting services as the company requests, including recruiting management talent, coaching top executives, and giving business advice regarding technology and internet strategy. Mr. Crumpler will not join any other Boards of Directors nor have any other consulting activities that would interfere with his availability to the company as needed.

Location:    Mr. Crumpler will provide such services from his principal place of
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business in Atlanta as feasible.  He will spend four to six days per month on average working on Green Mountain. Green Mountain will pay expenses for private aircraft business travel from his principal place of business in Atlanta to perform his duties at the company.

Investments and Financing:   Mr. Crumpler will invest $1 million and be provided
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a loan of $1 million by Green Mountain to purchase 200,000 common units as described in the Employee Unit Purchase Plan. He will make this investment by February 9, 1999.

Options:  Mr. Crumpler will be awarded two sets of options at $10 per common
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unit with 20% vesting immediately and with 80% vesting quarterly on a straight line basis over the next sixteen quarterly anniversaries. As a Director, he will have options on 20,000 common units. As Vice Chairman, he will have options on 142,500 common units. If the Chairman of the Board determines that Mr. Crumpler is not fulfilling his duties, Mr. Crumpler may be required to relinquish his title of Vice Chairman, and some or all of his unvested Vice Chairman options may be terminated. In addition, we will explore an alternate to this option plan that would be mutually desirable.

Taxes:   Mr. Crumpler is responsible for income taxes on compensation.  The
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company may withhold amounts required by law.

Confidentiality:  Mr. Crumpler will keep in the strictest confidence all
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confidential information regarding Green Mountain and its affiliates, as well as be subject to noncompetition with Green Mountain, nonsolicitation of Green Mountain employees and nondisparagement of Green Mountain and its affiliates.

                                        Green Mountain
                                        By:   /s/ Sam Wyly
                                           -------------------------------------
Acknowledged and Agreed To:


 /s/ Dennis Crumpler      2/6/99
--------------------------------
Dennis Crumpler             Date
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                    Green Mountain Energy Resources L.L.C.

                                 June 1, 1999

Mr. Dennis Crumpler
Green Mountain Energy Resources L.L.C.
55 Green Mountain Drive
South Burlington, Vermont  05403


Dear Mr. Crumpler:

This letter amends the terms of the Letter Agreement between you and Green Mountain Energy Resources L.L.C. ("Green Mountain"), dated February 5, 1999 (the "Letter").

Position:  In addition to your duties as a member of the Board of Directors,
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Vice Chairman and an independent consultant as set forth in the Letter, you will serve as Chairman of the Executive Committee after the merger (the "Merger") of Green Mountain with and into GreenMountain.com Company (the "Corporation"), as described in Registration Statement on Form S-1 of the Corporation.

Location:  Effective as of the date hereof, you agree to increase the amount of
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your time which you will devote to Green Mountain (and the Corporation) from four to six days per month to eight to twelve days per month.

Investments and Financing:  In addition to the investments set forth in the
-------------------------
Letter, you will have the opportunity to invest an additional $250,000 - $500,000 pursuant to the Corporation's initial public offering.

Options:  Following the Merger, and subject to the approval of the Corporation's
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Special Compensation Committee, you will be awarded two grants of options to purchase the Corporation's stock. The exercise price per share of the options will be equal to the initial public offering price. In the case of each option grant, 20% will vest immediately and 80% will vest quarterly on a straight line basis over the following sixteen quarters. As a Director, you will receive a grant of options to purchase 60,000 shares. As Vice Chairman and Chairman of the Executive Committee, you will receive a grant of options to purchase 427,500 shares. If the Chairman of the Board determines that you are not fulfilling your duties, you may be required to relinquish your titles of Vice Chairman and Chairman of the Executive Committee, and some or all of your unvested options may be terminated in accordance with the terms of the grant.
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Remaining Provisions:  All other terms and conditions in the Letter shall remain
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in full force and effect as set forth therein.

                                    Green Mountain Energy Resources L.L.C.



                                    By:  /s/ EVAN WYLY
                                        -------------------------------------
                                             Evan Wyly

Acknowledged and Agreed To:


/s/ DENNIS CRUMPLER              6/4/99
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    Dennis Crumpler                Date

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